EXHIBIT 10.114(a)

                                February 13, 2004

Mr. Robert Farias
3436 Verdugo Road, Suite 250
Glendale, CA 91208

RE: FARIAS LOAN TO NOW SOLUTIONS- AGREEMENT

Dear Mr. Farias,

The following letter will confirm the terms of the loan to be made by you, Robert Farias ("Farias"), to Now Solutions, LLC. ("Now Solutions"). Farias and we hereby confirm the following terms:

1. Farias shall loan Now Solutions $500,000 in cash (the "Loan") immediately upon execution of the agreement.

         2. Now Solutions shall issue a promissory note (the "$500,000 Note"), bearing interest at ten percent (10%) per annum of even date herewith. The note shall be secured pursuant to the Security Agreement of even date herewith. In the event that Now Solutions receives any monies due to a capital infusion or upfront licensing fees from a reseller that is outside its normal scope of business (i.e, not part of software sales in the regular course of business), Now Solutions shall pay fifty percent (50%) of the cash proceeds to Farias to be applied to the outstanding balance under the $500,000 Note.

3. Vertical Computer Systems, Inc. ("Vertical"), shall pledge a thirty percent (30%) ownership interest in Now Solutions to Farias, pursuant to the thirty percent (30%) Interest Ownership Pledge, between Vertical and Farias, attached hereto and incorporated by this reference. Until Now Solutions has satisfied its obligations under the $500,000 Note, Farias will be made a permanent Member of Now Solutions' executive committee.

4. In consideration of the $500,000 loan to Now Solutions, Farias shall receive a five percent (5%) royalty of sales/revenues by Now Solutions of its software that exceed $8,000,000 per year (the "Royalty"), payable sixty (60) days after the end of the year in which sales accrued up to $500,000. Upon receipt of $500,000 in royalties from Now Solutions, Farias' rights to receive the five (5) percent royalty shall terminate. In the event that Now Solutions makes a sale of the of the Hospital/Health care component to and Now Solutions does not maintain the revenue stream for such a sale, then the royalty base shall be decreased to $8,000,000 less the pro-rata amount of such sale.

5. In consideration of the loan, Now Solutions' parent company, Vertical Computer Systems, Inc. ("Vertical"), shall issue the following to Farias (a) five (5) year warrants to purchase 5,000,000 shares of Vertical common stock at a $0.01 per share; (b) five (5) year warrants to purchase 5,000,000 shares of Vertical common stock at a $0.02 per share; (c) five (5) year warrants to purchase 5,000,000 shares of Vertical common stock at a $0.03 per share, and (d) 5,000,000 shares of Vertical common stock subject to Rule 144 Regulation. In the event that $250,000 has not been paid toward the note on or before March 15, 2004, then Vertical shall immediately issue an additional 5,000,0000 shares of Vertical common stock subject to Rule 144 Regulation. These warrants and the common shares of stock shall have so-called "piggy-back" registration rights.


If the foregoing meets with your approval, please sign in the space provided below.



                                Sincerely,


                                ------------------------------------------------
                                Richard Wade
                                Chairman, Now Solutions, LLC
                                President/CEO of Vertical Computer Systems, Inc.





ACCEPTED AND AGREED:


---------------------------
Robert Farias